Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BM Acquisition Corp. on Form S-1 of our report dated June 6, 2025, with respect to our audit of the financial statements of BM Acquisition Corp. as of May 31, 2025 and for the period from May 9, 2025 (inception date) through May 31, 2025 Statement of Operations appearing in Registration statements on Form S-1 of BM Acquisition Corp. for the period ended May 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

June 17, 2025